UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

Duff & Phelps Utility and Corporate Bond Trust Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2020

DEAR FELLOW SHAREHOLDER:

Please take advantage of your right to vote your shares of Duff & Phelps Utility and Corporate Bond Trust Inc. (“DUC”) before the March 24, 2020 Annual Meeting of Shareholders. As of today, we have not received your vote.

Please take a few minutes to sign, date and mail your proxy card in the return envelope provided or vote by internet or telephone by following the simple instructions below.

As I have communicated in the past, it is important that you vote AGAINST the shareholder proposal that has been proposed by an opportunist shareholder who has a history of attempting to pressure closed end fund companies to initiate self-tenders and/or liquidate in order to generate short term profits, to the potential detriment of the fund and its long term investors. Please send a clear message to the opportunist by voting against the proposal that could potentially lead to the liquidation of DUC.

I have periodically updated you over the last two months regarding the shareholder meeting. I will continue to update you after the March 24 shareholder meeting.

I thank you in advance for your support and your vote.

SINCERELY,

DANIEL J. PETRISKO

CHIEF INVESTMENT OFFICER

Four Convenient Voting Methods to Cast Your Vote

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free: 1-833-892-6624. Representatives are available Monday through Friday 10 a.m. to 8 p.m. Eastern time.

2. Vote by Touch-Tone Phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed card(s) and following the instructions.

3. Vote Online: You may cast your vote by visiting the web address located on the enclosed card(s) and following the instructions.

4. Vote by Mail: You may cast your vote by signing, dating and mailing the enclosed card(s) in the enclosed prepaid return envelope.

If you have any questions regarding the shareholder meeting or voting, please call DUC’s proxy solicitor, Di Costa Partners, at 1-833-892-6624.